Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (“Agreement”) dated as of September 14th, 2006, is by and between HEADLANDS REALTY CORPORATION, a Maryland corporation (“Seller”), and FORWARD AIR, INC., a Tennessee corporation (“Buyer”).

ARTICLE I
PURCHASE AND SALE OF PROPERTY

Section 1.1   Agreement of Purchase and Sale.  Subject to Seller acquiring the Property (as defined below), Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

(a)   that certain real property located in the City of Forest Park, County of Clayton, State of Georgia, and being more particularly described in Exhibit A attached hereto (the “Real Property”);

(b)   all of Seller’s right title and interest in and to all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”);

(c)   all of Seller’s right, title and interest in and to the Improvements (as defined below) and fixtures to be constructed on the Real Property pursuant to Section 2.2 below, including, without limitation, an approximately 142,000 square foot cross dock shipping and distribution center building containing approximately 12,000 square feet of two (2) story office space (the “Building”), and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, snow removal equipment, or other services on the Real Property, if any, which have been installed or constructed on the Real Property by Seller pursuant to Section 2.2 below; and

(d)   any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Real Property, including, without limitation, Seller’s rights and interests in any utility contracts (excluding any utility deposits made by Seller) or other agreements or rights relating to the ownership, use and operation of the Real Property (except that, (i) to the extent that any such contracts or other agreements are part of portfolio agreements, they shall not be assignable, and (ii) Seller hereby retains all rights to any and all copyrights, trademarks, logos, graphics and other rights with respect to the name “AMB”, including the name “AMB”), and any construction warranties relating to the Improvements (collectively, the “Intangible Property”).

All of the items referred to in subparagraphs (a) through (d) above are collectively referred to as the “Property.”

Section 1.2   Purchase Price.

(a)   The purchase price of the Property is Fourteen Million Seven Hundred Seventy Six Thousand Two Hundred Fifteen Dollars ($14,776,215) (the “Purchase Price”).

(b)   The Purchase Price shall be paid as follows:

(i)   Within three (3) days after full execution of this Agreement, Buyer shall deposit in escrow with Chicago Title Company at 388 Market Street, San Francisco, CA 94111, Attn.: Michelle Viguie (the “Title Company”) an all cash payment, or wire transfer, in the amount of One Million Four Hundred Seventy-Seven Thousand Six Hundred Twenty-One Dollars ($1,477,621.00) (the “Deposit”). Except as otherwise provided in this Agreement, the Deposit shall not be refundable to Buyer. The Deposit shall be held in an interest bearing account and all interest thereon shall be deemed a part of the Deposit. At the Closing, as defined in Section 1.2(b)(iii) below, the Deposit shall be paid to Seller and credited against the Purchase Price.

(ii)         IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO THE FAILURE OF ANY CONDITION PRECEDENT AND THE BUYER IS NOT THEN IN DEFAULT, THEN THE TITLE COMPANY SHALL RETURN THE DEPOSIT TO BUYER. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY DUE TO THE SELLER’S DEFAULT HEREUNDER, THEN, AS BUYER’S SOLE AND EXCLUSIVE REMEDIES, BUYER MAY EITHER: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER (EXCEPT AS PROVIDED IN SECTIONS 7.1, 9.3 AND 9.12 BELOW), OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, IF THE ACTIONS OF SELLER HAVE RENDERED SPECIFIC PERFORMANCE IMPOSSIBLE TO ACHIEVE, BUYER MAY SEEK TO RECOVER ITS ACTUAL DAMAGES DUE TO SELLER’S DEFAULT HEREUNDER. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE SALE DUE TO BUYER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER’S DEFAULT. IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY, THE DEPOSIT MADE BY BUYER SHALL BE FORFEITED TO SELLER AS THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 1.2(b)(ii) IS NOT INTENDED TO LIMIT SELLER’S OR BUYER'S RIGHTS UNDER SECTIONS 7.1, 9.3 AND 9.12 OF THIS AGREEMENT.

INITIALS: SELLER   DS    BUYER   MJJ

(iii)        The balance of the Purchase Price (plus the construction costs of the Improvements attributable to any Change Orders (as defined below) requested by Buyer pursuant to Section 2.2 below that has not already been paid to Seller under the terms of this Agreement) shall be paid to Seller in immediately available funds via wire transfer at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II
TITLE REVIEW; CONDITIONS

Section 2.1   Limited Title Review.

(a)   Buyer hereby acknowledges its receipt of the Pro Forma attached hereto as Schedule 1 (the “Pro Forma”), including, without limitation, the title exceptions set forth in the Pro Forma, and a copy of a current survey of the Property (the “Survey”), and Buyer hereby approves of the matters set forth on the Pro Forma and Survey, with the exceptions noted on the Pro Forma and Survey in Schedule 1, subject to the obligation of Seller to cure, correct or eliminate certain items as noted on Schedule 1 (the “Title Items”). At any time during the course of construction of the Improvements (hereinafter defined) Buyer may request that the Title Company update the Pro Forma in the form of a title commitment (“Title Commitment”) and Buyer may obtain updates of the Survey, in order to verify that there have been no new title exceptions affecting the Property other than those approved by Buyer in the Pro Forma and Survey which it was initially provided or as otherwise permitted under this Agreement.

(b)   Subject to the provisions of Section 2.1(c) below, Buyer may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or first disclosed in any updates to the Pro Forma in the Title Commitment or the Survey obtained by the Buyer between (a) the Effective Date, and (b) the Closing, and which: (1) are not the result of Buyer’s acts, (2) do not constitute exceptions which are disclosed in the Pro Forma or the Survey or any prior updates and (3) have a material adverse effect on the use or operation of the Property as a distribution facility. Buyer shall advise Seller of its additional title objections by written notice within three (3) business days of learning of any such additional title matters. Seller shall have until the earlier of (x) two (2) business days after receipt of Buyer’s objections, or (y) the Closing Date, to give Buyer notice that (i) Seller will remove such objectionable exceptions; or (ii) Seller elects not to cause such exceptions to be removed. If Seller gives Buyer notice under clause (ii), Buyer may elect within two (2) business days after receipt of Seller’s notice to (i) waive its objections to title exceptions that Seller has not agreed to remove and proceed with the purchase without offset or credit against the Purchase Price, or (ii) terminate this Agreement. If Seller fails to give Buyer notice within (x) two (2) business days after receipt of Buyer’s objections, or (y) the Closing Date, whichever is earlier, then Seller shall be deemed to have elected to give Buyer notice under clause (ii). If Seller gives Buyer notice under clause (ii), and Buyer fails to give Seller notice of its election within two (2) business days after receipt of Seller’s notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer and if the matter objected to by Buyer was the result of Seller’s voluntary act occurring after the Effective Date and was not otherwise permitted under this Agreement, Seller shall pay to Buyer its actual out-of-pocket expenses incurred in connection with this transaction in an amount up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below. If Seller shall give notice pursuant to clause (i) and shall fail to remove any such objectionable exceptions, or if Seller shall fail to cure or eliminate any Title Items, then Buyer may elect to terminate this Agreement, the Deposit shall be returned to Buyer, Seller shall pay to Buyer for its actual out-of-pocket expenses incurred in connection with this transaction in an amount up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below. If Seller elects to attempt to cure any such additional title objections, the date for Closing shall be automatically extended until Seller completes the cure, but in no event shall the extension exceed thirty (30) days after the date for Closing set forth in Section 8.2 hereof unless a further extension is approved in writing by Buyer.

(c)   Notwithstanding the foregoing, Buyer acknowledges that prior to and after the Effective Date, with the prior written consent and approval of Buyer to any items which Seller determines may have a material adverse effect on Buyer’s use or operation of the Property as a distribution facility, Seller may impose certain easements, assessments, conditions, covenants and restrictions, and other encumbrances on the Property with respect to the construction of the Improvements, the development of adjoining parcels, the retention of certain rights and the imposition of certain obligations with respect to common areas between the Property and adjoining parcels (collectively, the “Development Encumbrances”). Seller shall provide Buyer with a copy of any Development Encumbrances at least three (3) business days prior to recording the same and, if such Development Encumbrances will have a material adverse effect, as reasonably determined by Buyer, then Buyer shall have the right to approve such Development Encumbrances prior to recordation. If Buyer’s approval is required, Buyer shall not unreasonably withhold, condition or delay its approval, and where Buyer does not provide notice of its approval or objection to a proposed Development Encumbrance within three (3) business days following notice of such proposed Development Encumbrance, it shall be deemed to have approved such Development Encumbrance. In addition, and notwithstanding the foregoing, the parties acknowledge that Seller shall pay all costs and expenses necessary to release any monetary lien secured by the Property prior to the Closing, and no such liens or claims shall be Conditions of Title (hereinafter defined) and Seller shall be entitled to use the Purchase Price proceeds to satisfy any such liens (provided that Seller shall be entitled to bond around any such liens if permitted under applicable law). All sums necessary to effectuate the release of any such monetary liens or claims may be paid by Buyer and offset against the Purchase Price. Notwithstanding the foregoing, as long as the Development Encumbrances do not have a material adverse effect on Buyer’s use or operation of the Property as a distribution facility, Buyer shall not object to any Development Encumbrances (and shall not have any right to do so), and Seller shall have no obligation to cure any such Development Encumbrances. As used herein, “material adverse effect” shall be defined as any item which would unreasonably restrict normal and customary operations of a third-party prudent operator of the Property who would be in the same business as that of the Buyer.

Section 2.2   Improvements Work.

(a)   Seller has caused to be prepared, at Seller’s sole cost and expense, and Buyer has approved (i) that certain Base Building and Tenant Improvement Specifications dated April 21, 2006 ("Specifications") and attached hereto as Exhibit B-1, (ii) that certain Site Plan prepared by Centre Point Engineering and dated June 14, 2006 and attached hereto as Exhibit B-2 (“Site Plan”), (iii) those certain preliminary elevation drawings prepared by Realacorp America and dated August 11, 2006 and attached hereto as Exhibit B-3 (“Elevation Plans”), and (iv) the preliminary floor plan prepared by Realacorp America and dated August 11, 2006 attached hereto as Exhibit B-4 (the “Floor Plan”) (items (i) and (iv) as they pertain to the tenant improvements to be constructed in the interior of the Building, being herein collectively referred to as the “Preliminary Tenant Improvement Plans”). The improvements to be constructed by Seller pursuant to the Submitted Building Shell Plans (as defined in subparagraph (b) below) (herein, the “Building Shell”) and pursuant to the Preliminary Tenant Improvement Plans (herein, the “Tenant Improvements”), are herein collectively referred to as the "Improvements".

(b)   Seller has prepared, and Buyer has approved, plans and specifications which have been submitted to the City of Forest Park (“City”) in connection with the issuance of the building permit for the construction of the Building Shell, which such submitted plans and specifications are shown in Exhibit B-5 (the “Submitted Building Shell Plans”). If the City requires any material or substantial modifications to the Submitted Building Shell Plans, Seller shall provide written notice of such modifications to Buyer for its review, and with respect to any material modifications, for its consent and approval, which consent and approval shall not be unreasonably withheld or delayed. If Buyer does not approve any material modifications to the Submitted Building Shell Plans required by the City, Buyer may elect to terminate this Agreement, in which event the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 7.1, 9.3 and 9.12 below; provided, however, to the extent such modifications (i) are required as a result of Buyer Delays (as defined in Section 2.2(i) below) or (ii) are consistent with the Specifications, Buyer shall have no right to approve of such modifications or to terminate this Agreement. If Buyer fails to approve or disapprove any such material modifications within three (3) business days after its receipt thereof, then Buyer shall be deemed to have approved such material modifications. Upon review and approval of the Submitted Building Shell Plans, together with any amendments, by the City (as modified to incorporate any modifications to the Submitted Building Shell Plans which are required by the City), the Submitted Building Shell Plans shall be deemed the “Final Building Shell Plans”. For avoidance of doubt, the Building shall be built in accordance with the Final Building Shell Plans and the Specifications (and, in the event of a conflict between the Final Building Shell Plans and the Specifications, the Specifications shall control).

(c)   Any changes to the Final Building Shell Plans requested by Buyer (herein referred to as a "Change Order") shall be submitted only by Larry Teel, Mike Bauer, Chris Ruble or Matt Jewell to Seller in writing and shall be at Buyer's sole cost and expense and subject to Seller's written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Any Change Order that increases the office square footage, increases the amount of Building equipment, or increases the scope of construction as specifically detailed in the Final Building Shell Plans, shall result in specific costs which shall be paid by Buyer to Seller at Closing or the earlier termination of this Agreement (other than as a result of Seller’s default). Buyer may by Change Order replace the materials called for in the Final Building Shell Plans with comparable materials, or with materials of a higher grade, but Buyer shall have no right to change the materials to materials which, in Seller’s reasonable opinion, are of an inferior grade or quality to those called for in the Final Building Shell Plans. Notwithstanding anything to the contrary contained herein, at Seller’s request, Buyer shall deposit ten percent (10%) of the cost of each Change Order up to the first Four Hundred Thousand Dollars ($400,000) of all such Change Orders and fifty percent (50%) of the cost of all Change Orders after the first Four Hundred Thousand Dollars ($400,000) of all such Change Orders, in escrow with the Title Company (the “Change Order Deposit”) within fifteen (15) days after Seller’s request therefor and as a condition to implementation of the applicable Change Order(s). Any such Change Order Deposit made as required hereunder shall be subject to escrow instructions reasonably satisfactory to Seller, Buyer and the Title Company, and shall provide that such Change Order Deposit shall be paid to Seller at Closing (and shall not be credited against the Purchase Price), or returned to Buyer if Buyer is entitled to a return of the Deposit hereunder.

(d)   Within twenty-eight (28) days after the Effective Date, Seller shall prepare or cause to be prepared plans and specifications sufficient to cause a building permit to be issued for the construction of the Tenant Improvements along with a construction budget for such work, which plans and specifications shall be consistent and compatible with the Preliminary Tenant Improvement Plans (the “Submitted Tenant Improvement Plans”). Buyer shall have ten (10) business days after Seller has delivered (or caused the delivery of) such Submitted Tenant Improvement Plans to Buyer to approve the Submitted Tenant Improvement Plans. If Buyer fails to approve or request changes to the Submitted Tenant Improvement Plans within ten (10) business days after its receipt thereof, then Buyer shall be deemed to have approved the Submitted Tenant Improvement Plans and the same shall thereupon be the “Final Tenant Improvement Plans.” If Buyer timely requests any changes ("Buyer Requested Change") to the Submitted Tenant Improvement Plans, Seller shall make those changes which are reasonably requested by Buyer and shall within ten (10) business days of its receipt of such request submit the revised portion of the Submitted Tenant Improvement Plans to Buyer. Buyer may not thereafter disapprove the revised portions of the Submitted Tenant Improvement Plans unless Seller has unreasonably failed to incorporate reasonable comments of Buyer and, subject to the foregoing, the Submitted Tenant Improvement Plans, as modified by said acceptable revisions, shall be deemed to be Final Tenant Improvement Plans upon the submission of said acceptable revisions to Buyer. This process shall be repeated until such time as all Buyer Requested Changes have been appropriately incorporated into the Submitted Tenant Improvement Plans. Buyer shall at all times in its review of the Submitted Tenant Improvement Plans, and of any revisions thereto, act reasonably and in good faith. The Final Tenant Improvement Plans and the Final Building Shell Plans, are collectively referred to herein as the “Final Plans.”

(e)   Seller shall cause the Building Shell to be constructed at Seller’s sole cost and expense (except as otherwise provided in this Agreement), in a good and workmanlike manner, in substantial and material compliance with the Final Building Shell Plans, and in compliance with all applicable building codes and regulations of the City. Seller shall complete the Building Shell in a timely manner in substantial accordance with the construction schedule for the Building Shell attached hereto as Exhibit B-6 (“Construction Schedule”), subject only to Buyer Delays (hereinafter defined) and Unavoidable Delays (hereinafter defined) and in all events, on or before July 1, 2007 (the “Outside Completion Date”). For each day elapsing between the Outside Completion Date (as such date may be extended pursuant to the provisions of Section 6.2) and the Substantial Completion of the Improvements, the Buyer shall receive a credit against the Purchase Price in an amount of Two Thousand Five Hundred Dollars ($2,500) per day, with the understanding, however, that there shall be no such credit to the Purchase Price for delays in Substantial Completion due to Buyer Delays or Unavoidable Delays. Any credit against the Purchase Price received by Buyer pursuant to the foregoing sentence shall in no event exceed Two Hundred Fifty Thousand Dollars ($250,000). At such time as Buyer’s credit pursuant to this Section 2.2(e) would exceed Two Hundred Fifty Thousand Dollars ($250,000) (but for the foregoing limitation), then Buyer may elect to terminate this Agreement upon written notice to Seller in which event this Agreement shall terminate and the Deposit shall be returned to Buyer (and neither party shall have any further liability to the other) unless Seller agrees within ten (10) days after receipt of such termination notice to allow the $2,500 per day credit to continue above $250,000 until Substantial Completion is actually achieved. Buyer shall have no obligation for construction costs attributable to the Building Shell except for any Change Orders. Seller shall cause the Tenant Improvements to be constructed in a good and workmanlike manner, in substantial accordance with the Final Tenant Improvement Plans, and in accordance with all applicable building codes and requirements of the City. Seller shall pay the first Six Hundred Thousand Dollars ($600,000) of the construction costs attributable to the Tenant Improvements (collectively, the “Tenant Improvements Construction Costs”) and Buyer shall be responsible for the balance of the Tenant Improvements Construction Cost; provided, however, prior to commencement of the Tenant Improvements, Seller shall provide to Buyer a cost estimate providing the maximum cost of the Tenant Improvements (the “Maximum Tenant Improvement Cost Estimate”) for its prior written approval. Seller shall be responsible for any costs of the Tenant Improvements in excess of the Maximum Tenant Improvement Cost Estimate, unless such increase(s) are due to (i) Change Orders required by the Buyer or documented due to Buyer Delay or (ii) Unavoidable Delays (as defined herein). The Improvements shall be designed by Realacorp and constructed by a general contractor selected by Seller, subject to the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. If Buyer fails to approve the general contractor selected by Seller within three (3) business days after its receipt of notice of the general contractor selected by Seller, then Buyer shall be deemed to have approved such general contractor. If required by Buyer, Seller shall submit the Improvements, or applicable portions thereof, for competitive bidding. Seller shall cause the Improvements to be constructed substantially in accordance with the Final Plans and in accordance with the terms and conditions of this Agreement. Seller shall make no changes to the Final Plans without Buyer's prior written consent, with the exception of immaterial details which will not affect Buyer's use and occupancy of the Building and the other Improvements. In the event Seller should make any modifications to the Final Plans without Buyer’s prior written consent in accordance with the preceding sentence, Seller shall promptly advise Buyer of the changes which were made. Seller shall have the Final Plans sealed by the architect, obtain all required building permits, certificates and licenses necessary to occupy the Building (other than business licenses attributable to Buyer’s business to be operated in the Building) and thereafter, in accordance with all applicable law and insurance requirements, cause the construction of the Improvements to be carried out in a diligent and good workmanlike manner, subject to any Buyer Delays. Seller shall pay and discharge all liens applicable to the construction of the Improvements, at its sole cost and expense, and payment of all such liens or lien claims shall be a condition to Buyer’s obligation to purchase the Property, and Buyer hereby acknowledges that Seller may use the Purchase Price proceeds to satisfy such liens and claims (provided that Seller shall be entitled to bond around any such liens if permitted under applicable law). As used herein, “Unavoidable Delays” shall mean an act of God, fire, earthquake, flood, explosion, war, insurrection, riot, mob violence, sabotage, inability to procure labor, equipment, facilities, materials or supplies, strikes, walk-outs, action of labor unions, condemnation, laws, litigation involving a party, inability to obtain governmental permits or approvals, unusually inclement weather, and other matters not within the control of the party in question.

(f)   “Substantial Completion” of the Improvements shall occur upon (i) the completion of the Improvements in substantial compliance with the Final Plans (as determined by the architect of record) (subject only to Punch List Items (as defined below)), and (ii) the issuance by the appropriate governmental authority of a temporary certificate of occupancy (or its equivalent) for the Improvements, unless the temporary certificate of occupancy cannot be issued because Buyer has not completed work for which it is responsible that is required for issuance of the temporary certificate of occupancy, provided that (A) Seller has completed all work for which it is responsible that is required for issuance of the temporary certificate of occupancy as reasonably determined by the architect of record, and (B) if at Closing any work remains to be performed in order for a permanent certificate of occupancy (or its equivalent) to be issued, then with respect to any such work that is the responsibility of Seller under this Agreement (and not with respect to any work that is the responsibility of Buyer), an amount equal to 150% of the cost of such work (as reasonably estimated by the contractor(s) performing such work) shall be held back in escrow by the Title Company from the sale proceeds pursuant to mutually acceptable reasonable escrow instructions which shall provide that such funds shall be released to Seller upon completion of such work).

(g)   No later than the date which is thirty (30) days prior to the estimated date of Substantial Completion, Seller shall give Buyer written notice that Seller estimates Substantial Completion will occur thirty (30) days thereafter. At any time after receipt of such notice, but subject to the provisions of Section 9.3 hereof, Buyer may commence construction and installation of Buyer's equipment and fixtures within the Building. Seller and Buyer shall cause their respective workmen to work in cooperation with each other.

(h)   On or prior to the date of Substantial Completion, a representative of Seller and a representative of Buyer together shall inspect the Improvements and, within fifteen (15) days thereafter, generate a punchlist of defective or uncompleted items relating to the completion of construction of the Improvements (the "Punch List Items"), which Punch List Items shall indicate the estimation by the parties of the cost of each item. At the Closing, Seller shall escrow with the Title Company an amount equal to one hundred twenty-five percent (125%) of the estimated cost to complete the Punch List Items (the “Punch List Escrow”), subject to escrow instructions reasonably satisfactory to the Seller, the Buyer and the Title Company, which shall provide that Seller shall, within a reasonable time, but not later than sixty (60) days after the Closing Date, complete such incomplete work and remedy such defective work as are set forth on the Punch List Items, and if Seller fails to timely complete the Punch List Items, the parties shall agree upon the reasonable cost to complete any remaining Punch List Items, and such amount shall be delivered out of the Punch List Escrow to the Buyer, with the balance of the Punch List Escrow to be delivered to the Seller, and Seller shall have no further obligations with respect to the Punch List Items.

(i)   For the purposes of this Agreement, “Buyer Delays” shall mean any actual delay in the date of Substantial Completion of the Improvements due to Buyer’s required action or inaction, including, without limitation: (A) any written Change Order which was requested by Buyer and causes a delay in the Substantial Completion of the Improvements, (B) any grant of Buyer’s request to delay construction for consideration of potential or actual alterations to the construction of the Improvements, (C) Buyer’s failure to supply in a timely fashion information requested by Seller necessary for the timely construction of the Improvements, and (D) any request for non-standard building components (contrary to the Final Plans), which results in an actual delay in the Substantial Completion of the Improvements. For each day of documented Buyer Delay, the Purchase Price shall be increased by an amount equal to Two Thousand Five Hundred Dollars ($2,500.00) per day, with the understanding, however, that there shall be no adjustment to the Purchase Price if there are delays in Substantial Completion for causes other than Buyer Delays, including, without limitation, delays due to inclement weather, unavailability of services or materials (except where due to Buyer Delays), or delays due to failure to receive timely approvals from any applicable governmental authorities (except where due to Buyer Delays).

ARTICLE III
BUYER’S EXAMINATION

Section 3.1   Buyer’s Independent Investigation.

(a)   Buyer acknowledges and agrees that it has been given a full opportunity to inspect and investigate each and every aspect of the Property (as it exists as of the Effective Date), either independently or through agents of Buyer’s choosing, including, without limitation:

(i)   all the items described on Schedule 2 hereto (the “Due Diligence Documentation”). Buyer hereby acknowledges receipt of the Due Diligence Documentation.

(ii)   all matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes,

(iii)         the physical condition of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of hazardous or toxic materials, substances or wastes (collectively, “Hazardous Materials”), which shall be performed or arranged by Buyer at Buyer’s sole expense,

(iv)         any easements and/or access rights affecting the Property,

(v)          the service contracts and other contracts or agreements of significance to the Property (hereinafter collectively referred to as “Contracts”), and

(vi)         all other matters of material significance affecting the Property.

(b)   BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.2 ABOVE AND IN SECTION 5.1 BELOW, SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the condition of title to the Property, (ix) the Contracts (x) the economics of the operation of the Property and (xi) the type, quality or nature of any use or business conducted on any neighboring property.

Section 3.2   Release.

(a)   Without limiting the above, except with respect to a breach by Seller of any of the representations and warranties contained in Section 5.1 hereof or Seller’s fraud, or a breach by Seller of its duties and obligations in Section 2.2. hereof, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of Seller, and its respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), and the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.).

(b)   The provisions of this Section 3.2 shall survive the Closing.

ARTICLE IV
TITLE

Section 4.1   Conditions of Title.

(a)   At the Closing, Seller shall convey title to the Real Property to Buyer by good and sufficient limited warranty deed in the form of Exhibit C attached hereto (the “Deed”).

(b)   At the Closing, Seller shall transfer title to the Personal Property by a bill of sale in the form attached hereto as Exhibit D (the “Bill of Sale”).

(c)   At the Closing, Seller shall transfer title to the Intangible Property by an assignment and assumption of Contracts, Warranties and Guaranties and other intangible property in the form attached hereto as Exhibit E, which shall provide that Seller’s construction warranties are assigned to Buyer on a non-exclusive basis in order that Seller may reserve the right to pursue any claims which it may have against the contractor pursuant to the construction warranties (the “Assignment and Assumption of Contracts”).

Section 4.2   Evidence of Title. As a condition to the Closing, delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its standard American Land Title Association Form B Owner’s Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price showing good, marketable and insurable fee simple title to the Real Property and the Appurtenances vested in Buyer, subject to no exceptions other than the following:

(i)   Non-delinquent liens for local real estate taxes and assessments;

(ii)          Any permitted Development Encumbrances pursuant to 2.1(c) above; and

(iii)         Any exceptions disclosed by the Pro Forma as updated by the Title Commitment or which have been approved or waived pursuant to Section 2.1(b) above, and any exceptions to title which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.”

Section 4.3   As-Built Survey. Within at least three (3) business days prior to the Closing, Seller, at its sole cost and expense, shall provide to Buyer a current “as built” survey of the Property (the “As-Built Survey”) which may be an update of the Survey provided in accordance with Section 2.1(a) hereof. The As-Built Survey shall meet all requirements of an ALTA/ACSM Land Title Survey which are necessary to obtain an extended coverage title insurance policy, and shall demonstrate that the Improvements do not encroach upon or violate (unless the Title Company insures against the forced removal of any such encroachments) with respect to: (i) any title exceptions, other than those approved by Buyer in the Title Commitment and Survey which it was initially provided pursuant to Section 2.1(a) hereof (provided that Buyer shall not be deemed to have approved any violation that was not actually depicted on such initial Survey and which is depicted on the As-Built Survey, such as a set-back violation where the set-back lines were depicted on the initial Survey but a violation of the set-back lines was only shown on the As-Built Survey) or as otherwise permitted under this Agreement, or (ii) the terms and conditions of any of the Development Encumbrances, other than those approved by Buyer pursuant to Section 2.1(c) hereof. The As-Built Survey shall also be provided by Seller to the Title Company, and if the legal description of the Property as shown on the As-Built Survey varies from the legal descriptions contained in the Title Commitment, the Title Commitment shall be updated to conform to the legal description of the Property contained on the As-Built Survey.

ARTICLE V
SELLER’S REPRESENTATIONS AND WARRANTIES

Section 5.1   Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

(a)   Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland. This Agreement (i) is and at the time of Closing will be duly authorized, executed and delivered by Seller, (ii) is and at the time of Closing will be legal, valid and binding obligations of Seller, and (iii) does not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property are subject. All documents executed by Seller which are to be delivered to Buyer at Closing (i) are or at the time of Closing will be duly authorized, executed and delivered by Seller, (ii) are or at the time of Closing will be legal, valid and binding obligations of Seller, and (iii) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

(b)   Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code.

(c)   The list of service contracts in Schedule 3 attached hereto is a complete list of all of the service contracts affecting the Property as of the date hereof.

(d)   Seller has not received written notice from any applicable governmental authority that the Property is in violation of any laws, ordinances or regulations of any applicable governmental authority having jurisdiction thereover or control thereof.

(e)   Seller has not received written notice from any applicable governmental authority of any pending or threatened special assessments or condemnation actions with respect to the Property.

(f)   Seller has no actual knowledge, except as to matters disclosed in the Phase I Environmental Assessment conducted by Contour Environmental, LLC, dated June 9, 2006, and has received no written notice that the Property is in violation of any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions or Hazardous Material (“Environmental Laws”). For the purposes hereof, “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and “source,” “special nuclear” and “by-product” material as defined in the Atomic Energy Act of 1985, 42 U.S.C. §§ 3011 et seq.

(g)   Seller has not been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(h)   Except as disclosed in Schedule 4 attached hereto, there is no litigation filed against Seller that would adversely affect the current use or operation of the Property or the ability of Seller to perform their obligations under this Agreement.

Section 5.2   Certain Limitations on Seller’s Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, no claim for a breach of a representation or warranty by Buyer shall be actionable if the breach in question results from or is based on a condition, state of facts or other matter with respect to which Buyer has actual knowledge on or prior to the Closing (such conditions, state of facts or other matters are herein referred to as “Exception Matters”). If Buyer obtains knowledge of any Exception Matters after the Effective Date and prior to Closing and such Exception Matters would have a material adverse effect on Buyer’s ability to use and operate its business at the Property as reasonably contemplated by Buyer, Buyer may elect to either (i) proceed with the purchase of the Property subject to such Exception Matters and without any adjustment to the Purchase Price, or (ii) upon written notice to Seller specifying the nature of the Exception Matters, Buyer may elect to terminate this Agreement and receive a refund of the Deposit; provided, that if Buyer so elects to terminate this Agreement, Seller shall have the right, but not the obligation, to cure such Exception Matters within the thirty (30) day period following delivery of such notice (and the Closing shall be delayed to the extent necessary to allow Seller the entire thirty (30) day period within which to effect such cure) and if Seller cures such Exception Matters, then Buyer’s right to terminate this Agreement as a result of such Exception Matters shall be null and void and this Agreement shall continue without termination (and, if the Closing Date is extended, Closing shall occur on the date that is five (5) business days after Seller cures such Exception Matters). If Buyer fails to make the election in (ii) within five (5) business days after obtaining knowledge of an Exception Matter, then Buyer shall be deemed to have made the election under (i) above. Upon a termination of this Agreement pursuant to this Section 5.2, the Deposit shall be refunded to Buyer, Seller shall pay to Buyer for its actual out-of-pocket expenses incurred in connection with this transaction up to a sum in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below.

Section 5.3   Survival; Limitation of Liability. All representations and warranties of Seller contained in this Agreement shall survive the Closing, provided that Buyer must give Seller written notice of any claim it may have against Seller for a breach of any such representation or warranty, or for breach of any covenants of Seller contained in this Agreement, within one (1) year following of the Closing Date. Any claim which Buyer may have at any time, whether known or unknown, which is not asserted within such one (1) year period shall not be valid or effective, and Seller shall have no liability with respect thereto. Without limiting the foregoing, Buyer may not bring any action against Seller for a breach of any representation, warranty or covenant of Seller contained in this Agreement or in any agreement delivered by Seller to Buyer at Closing unless and until the aggregate amount of all liability and losses arising out of any such breach exceeds Fifty Thousand Dollars ($50,000), it being Seller’s desire to curtail any frivolous lawsuits. In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, Two Million Dollars ($2,000,000). The provisions of this Section 5.3 shall survive the Closing.

ARTICLE VI
CONDEMNATION

Section 6.1   Condemnation. Seller shall give Buyer notice of the commencement of condemnation proceedings affecting any portion of the Property, or receipt by Seller of any written threat of condemnation from a governmental authority with the power to condemn. In the event that either: (i) more than ten percent (10%) of the Property, or (ii) any portion of the Property that materially and adversely interferes with the use of the Property by Buyer as a distribution facility, is condemned or threatened in writing to be condemned prior to the Closing, then Buyer may, at its option to be exercised within ten (10) business days of Seller’s notice of the occurrence of the commencement of condemnation proceedings or receipt of a written threat of condemnation, either terminate this Agreement or agree to continue with this Agreement to consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement or fails to give Seller notice within such ten (10) business day period that Buyer will proceed with the purchase, then this Agreement shall terminate at the end of such ten (10) business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below. If (a)  either: (i) ten percent (10%) or less of the Property is condemned prior to the Closing, or (ii) such condemnation does not materially interfere with Buyer’s operations of the Property as a distribution facility, or (b) Buyer elects within the aforesaid ten (10) business day period to proceed with the purchase, then this Agreement shall not terminate and upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any condemnation awards collected by Seller as a result of any such condemnation, or any payment received in lieu of condemnation (but in no event shall the amount of such credit exceed the Purchase Price). If the awards, or any payment in lieu thereof, have not been collected as of the Closing, then such awards, or any payment in lieu thereof, shall be assigned to Buyer, and Buyer shall not receive any credit against the Purchase Price with respect to such awards, or any payment in lieu thereof; provided, that if the amount of awards, or any payment in lieu thereof, subsequently received by Buyer exceeds the Purchase Price, then Buyer shall pay to Seller any such excess within ten (10) days after Buyer’s receipt of such awards, or any payment in lieu thereof. The provisions of this Section 6.1 shall survive the Closing.

Section 6.2   Casualty. All risk of loss with respect to the Property until Closing shall be borne by Seller. In the event that any damage or destruction of the Property, or any part thereof by fire or other casualty occurs prior to the actual Closing, the Seller shall provide written notice of such casualty to Buyer within ten (10) business days following the date of such casualty, which notice shall include an election by Seller of whether it will repair or restore the casualty damage to the Property, or elect to terminate this Agreement due to such casualty. If Seller elects to repair or restore the damage to the Property caused by such casualty, Seller shall repair and restore all such damage and complete the Improvements in accordance with the requirements of Section 2.2 hereof, and the Outside Completion Date shall be extended by the reasonable period necessary to repair and restore the Improvements due to such casualty, but in no event beyond October 15, 2007 without the prior consent of Buyer to a further extension beyond October 15, 2007. If Seller elects to terminate this Agreement due to such casualty, the Deposit shall be immediately refunded to the Buyer, and the parties shall have no further duties or obligations under this Agreement. If Seller elects to repair or restore all damage to the Improvements due to such casualty, but the time necessary to repair or restore the Improvements will extend beyond October 15, 2007, the Buyer shall elect, within ten (10) business days after it has received written notice from Seller of the existence of such casualty, and the time estimated by Seller as being necessary for completion of the Improvements, to either: (i) terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer and the parties shall have no further duties or obligations hereunder, or (ii) agree to the extension to the Outside Completion Date proposed by Seller. Notwithstanding the foregoing, in no event shall the Buyer be required to close this transaction at any time between August 1, 2007 and November 1, 2007 (“Closing Blackout Period”), unless Buyer specifically consents to a Closing Date within such period. Where there is Substantial Completion of the Improvements during the Closing Blackout Period, the Closing Date shall be November 2, 2007. If the Buyer does not provide any written notice to Seller within ten (10) business days following receipt of the written notice from Seller advising of the existence of the casualty, the election by Seller to proceed with repair and restoration of the Improvements and the time estimated for completion, the Buyer shall be deemed to have elected the option provided in subparagraph (ii) above.

ARTICLE VII
BROKERS AND EXPENSES

Section 7.1   Brokers. The parties represent and warrant to each other that except for Greg Herren of Seefried Properties, whose commissions shall be paid by Seller upon Closing in accordance with the provisions of a separate written agreement between Seller and such brokers, no other broker or finder was instrumental in arranging or bringing about this transaction and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 7.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 7.2   Expenses. Except as provided in Section 2.1(b) and Section 5.2 above and in Section 8.4 below, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII
CLOSING AND ESCROW

Section 8.1   Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2   Closing. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on the earlier of: (i) the date which is five (5) business days after the Substantial Completion of the Improvements (subject to the extension provided in Section 6.2 hereof), and (ii) the date which is five (5) days after Buyer occupies the Improvements for the purpose of conducting business therein (which occupancy shall be permitted at the sole discretion of Seller), or if such date is not a business day then upon the next ensuing business day, before 1:00 p.m. local time (the “Closing Date”). Such date and time may not be extended without the prior written approval of both Seller and Buyer.

Section 8.3   Deposit of Documents.

(a)   At or before the Closing, Seller shall deposit into escrow the following items:

(i)   the duly executed and acknowledged Deed, subject to the Conditions of Title;

(ii)          two (2) duly executed counterparts of the Bill of Sale;

(iii)         two (2) duly executed counterparts of the Assignment and Assumption of Contracts;

(iv)         an affidavit pursuant to Section 1445(b)(2) of the United States Internal Revenue Code of 1986, as amended (the “Federal Code”) in the form attached hereto as Exhibit F, and on which Buyer is entitled to rely, that each Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code; and

(v)         two (2) duly executed counterparts of a lease termination agreement, in the form attached hereto as Exhibit G, terminating that certain Commercial Lease Agreement dated December 20, 2002, as amended by that certain First Amendment to Lease on July 12, 2005, respectively, between AMB Partners II, L.P., a Delaware limited partnership, as landlord, and Buyer, as tenant, for premises located at 700 Airport South Parkway, Clayton County, Georgia and at 574 Airport South Parkway, Suite 100, Clayton County, Georgia, (“Lease Termination Agreement”);

(vi)         a duly executed and acknowledged Affidavit Regarding Commercial Real Estate Brokers (Seller), substantially in the form attached hereto as Exhibit H and described in Section 7.1;

(vii)        a duly executed and acknowledged Affidavit of Seller’s Residence, substantially in the form attached hereto as Exhibit I;

(viii)       a duly executed and acknowledged Commercial Real Estate Broker’s Affidavit, substantially in the form attached hereto as Exhibit J; and

(ix)          as soon as possible, but in any event within thirty (30) days after the Substantial Completion of the Improvements (either prior to or after the Closing Date, as applicable), at no cost to Buyer and only to the extent available, a set of the Final Plans, any applicable warranties, operating manuals, a full and completed construction manual, and other printed materials provided to Seller by its contractors or by manufacturers or installers of any element or system in the Improvements including, to the extent included in the Final Plans, doors, heating, ventilation and air conditioning systems, lighting systems, and electrical systems.

(b)   At or before Closing, Buyer shall deposit into escrow the following items:

(i)   funds necessary to close this transaction;

(ii)          two (2) duly executed counterparts of the Bill of Sale;

(iii)         two (2) duly executed counterparts of the Assignment and Assumption of Contracts;

(iv)         two (2) duly executed counterparts of the Lease Termination Agreement; and

(v)          a duly executed and acknowledged Affidavit Regarding Commercial Real Estate Brokers (Buyer) substantially in the form attached hereto as Exhibit K.

(c)   Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof. Buyer and Seller hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder.

Section 8.4   Prorations

(a)   With respect to the Property, Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to Closing and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the day Closing occurs. At the Closing, all items of income and expense with respect to the Property listed below shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter:

(i)   Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any of the Service Contracts set forth in Schedule 3 extend over periods beyond the Closing the same shall be prorated on a per diem basis. Notwithstanding the foregoing, Seller shall receive the benefit of any future credits or refunds from any utility company in connection with the installation of such utility services.

(ii)          Real estate taxes and assessments on the Property shall be prorated based upon the period (i.e., calendar or other tax fiscal year) to which same are attributable, regardless of whether or not any such taxes are then due and payable or are a lien. Seller shall pay at or prior to Closing (or Buyer shall receive credit for) any unpaid taxes attributable to periods prior to the date of Closing (whether or not then due and payable or a lien as aforesaid); provided, that with respect to any assessments which can be paid in installments, Seller shall only be required to pay installments which are payable on or before the Closing Date. Seller shall receive credit for any previously paid or prepaid taxes attributable to periods from and after the date of Closing. In the event that as of the date Closing occurs the actual tax bills for the tax year or years in question are not available and the amount of tax to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes of the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount to such taxes.

(iii)         Gas, water, electricity, heat, fuel, sewer and other utilities charges the governmental licenses, permits and inspection fees relating to the Property, shall be prorated on a per diem basis.

(b)   The Title Company shall determine the aforesaid prorations and deliver such prorations to Seller and Buyer on or before the date that is three (3) business days before the Closing Date; provided that (i) if any of the aforesaid prorations cannot be calculated accurately as of the date that is three (3) business days prior to the Closing Date or, (ii) if any of the aforesaid prorations were calculated inaccurately, then the same shall be recalculated by the parties as soon as reasonably practicable after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, pursuant to the terms of this Section 8.4.

(c)   Seller shall deliver to Buyer the Survey referenced in Section 2.1(a) and the As-Built Survey referenced in Section 4.3. Seller shall pay all costs for such surveys and shall pay the cost of any title examination charges exceeding Two Thousand Dollars ($2,000). Buyer shall pay for the cost of any title examination charges up to Two Thousand Dollars ($2,000) and the cost of any endorsements to the Title Policy and any local transfer taxes applicable to the sale, and Seller shall pay the premium for the Title Policy and any state and county transfer taxes applicable to the sale. Seller and Buyer shall each pay fifty percent (50%) of any escrow fees and expenses. Seller and Buyer shall pay their respective attorneys’ fees. Any recording charges or other closing costs applicable to the sale shall be prorated between Buyer and Seller in accordance with customary practice for Clayton County, Georgia.

(d)   The provisions of this Section 8.4 shall survive the Closing.

ARTICLE IX
MISCELLANEOUS

Section 9.1   Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by telefacsimile or telecopy, and such notices shall be addressed as follows:

To Buyer:	Forward Air, Inc.
430 Airport Road
Greenville, Tennessee 37745
Phone No.: (423) 636-7008
Fax No.: (423) 636-7274
Att’n: Legal Department

With a copy to:	Clements, Allen, Woods & Margolis, P.C.
15303 Dallas Parkway, Suite 1050
Addison, Texas 75001
Phone No.: (972) 991-2600
Fax No.: (972) 991-2601
Att’n: Robert M. Allen, Esq.

To Seller:	c/o Headlands Realty Corporation
60 State Street, Suite 1200
Boston, MA 02109
Phone No.: (617) 619-9308
Fax No.: (617) 619-9408
Att’n: Steven Kros

With a copy to:	c/o Headlands Realty Corporation
Pier One, Bay One
San Francisco, CA 94111
Phone No.: (415) 733-9521
Fax No.: (415) 477-2121
Att’n: Mr. Drew Singer

With a copy to:	Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Phone No.: (650) 813-5613
Fax No.: (650) 494-0792
Att’n: Philip J. Levine, Esq.

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by telefacsimile or telecopy.

Section 9.2   Entire Agreement. This Agreement, together with the Exhibits attached hereto, contain all representations, warranties and covenants made by Buyer and Seller and constitute the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits hereto.

Section 9.3   Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, including any destructive or invasive testing, Buyer shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. In the event that Buyer proposed to perform any destructive or invasive testing, Seller shall approve or disapprove, which such approval shall not be unreasonably withheld. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, at Seller’s request, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or their representative may be present to observe any testing or other inspection performed on the Property. Upon Seller’s request, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, employees or contractors. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (public liability in a combined single limit of not less than $2,000,000) and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, excluding, however, any expenses or claims due to Seller’s gross negligence or intentional misconduct. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.

Section 9.4   Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5   1031 Exchange. The parties acknowledge and agree that either party may elect to assign their interest in this Agreement to an exchange facilitator by means of one or more escrows for the purpose of completing an exchange of such Property in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a “1031 Exchange”). Each party agrees to reasonably cooperate with any party so electing in implementing any such assignment and 1031 Exchange, provided that such cooperation shall not entail any additional expense to the non-electing party, cause such party to take title to any other property or cause such party exposure to any liability or loss of rights or benefits contemplated by this Agreement, and the electing party shall indemnify, defend and hold the non-electing party harmless from any liability, damage, loss, cost or other expense including, without limitation, reasonable attorneys’ fees and costs, resulting or arising from the implementation of any such assignment and 1031 Exchange. No such assignment by any party shall relieve such party from any of its obligations hereunder, nor shall such party’s ability to consummate a tax deferred exchange be a condition to the performance of such party’s obligations under this Agreement; provided, however, that Seller shall have the right, upon written notice to Buyer, to extend the Closing for a period of up to two (2) months to accommodate any such exchange by Seller.

Section 9.6   Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

Section 9.7   Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding (i) brought by either party or any other party, relating to (A) this Agreement and/or any understandings or prior dealings between the parties hereto, or (B) the Property or any part thereof, or (ii) to which Seller is a party. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

Section 9.8   No Merger. The obligations contained herein shall not merge with the transfer of title to the Property but shall remain in effect until fulfilled.

Section 9.9   Assignment. Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller, in its sole discretion. In no event shall Buyer be released from any of its obligations or liabilities hereunder if Seller approves of any assignment of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.10       Counterparts and Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

Section 9.11        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

Section 9.12        Confidentiality. Buyer and Seller shall each maintain as confidential any and all material obtained about the other and, in the case of Buyer, about the Property, and shall not disclose such information to any third party except for disclosures required by court order or subpoena. In addition, neither party shall issue any press release or other public announcement regarding this transaction without first obtaining the other party’s written approval with respect to the release or announcement and the content thereof. Notwithstanding the foregoing, Buyer may disclose any information regarding the economic terms of this transaction to its lenders, accountants, attorneys and other consultants and advisors, without any consent or approval of Seller; provided, however, prior to receiving disclosed information, such parties shall in writing acknowledge the confidential nature of the material and agree to maintain as confidential all such material. Notwithstanding anything to the contrary provided in this Agreement, after the Closing, Seller and Buyer shall be permitted to make such disclosures regarding the Property and the subject transaction as are similar or consistent with Seller’s and Buyer’s general public disclosure policy, including disclosures made by Seller or Buyer in their quarterly supplemental analyst disclosure packages. This provision shall survive the Closing or any termination of this Agreement.

Section 9.13        General Rules of Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that each party has had the opportunity to review and revise this Agreement, that each party has had the opportunity to consult with counsel with regard to this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

Section 9.14        Insurance. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense the following insurance: (a) workman’s compensation insurance for all persons carrying out any work required relating to the Property, in accordance with and to the extent required by the requirements of applicable laws relative to workman’s compensation insurance, (b) comprehensive or commercial and general liability insurance on an “occurrence” basis, and (c) a standard “all risk” builders risk policy of insurance in an amount of not less than the full replacement cost of the Improvements. All such insurance policies shall be issued by insurance carriers licensed and approved to do business in the State of Georgia, and, upon Buyer’s written request, Seller shall provide Buyer with certificates evidencing such policies.

Section 9.15        Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.16       Authority of Buyer. Buyer represents and warrants to Seller that Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Buyer further represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing (a) are or at the time of Closing will be duly authorized, executed and delivered by Buyer, (b) are or at the time of Closing will be legal, valid and binding obligations of Buyer, and (c) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject. The foregoing representation and warranty and any and all other representations and warranties of Buyer contained herein shall survive the Closing Date.

Section 9.17        Limited Liability. The obligations of Seller are intended to be binding only on the Seller’s assets, subject to the limits of Section 5.3, and the obligations of Seller shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Seller.

Section 9.18         Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.19         No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.20         Effective Date. As used herein, the term “Effective Date” shall mean the first date on which both Seller and Buyer shall have executed this Agreement.

Section 9.21         Restrictions On Sale; Right of First Notice Regarding Sale of the Property.

(a)   For a period ending two (2) years after the Closing Date (the “Restriction Period”), Buyer shall not engage in a sale, disposition or ground lease in excess of twenty-five (25) years (inclusive of any extension option periods contained in such ground lease) (a “Ground Lease”), of the Real Property without the prior written consent of the Seller, which may be withheld in Seller’s sole and absolute discretion. Buyer’s restriction to sell the Property under this Section 9.21(a) shall be evidenced in the Deed. The provisions of this Section 9.21(a) shall survive the Closing for a period which ends upon the expiration of the Restriction Period. The Buyer acknowledges that the Buyer’s agreement to this absolute restriction on sale during the Restriction Period was a material inducement to Seller selling the Property to Buyer and Seller would not have sold the Property to Buyer but for the inclusion of the restriction on sale contained in this Section 9.21.

(b)   If, during the period commencing immediately after the end of the Restriction Period and continuing through and including the tenth (10th) year anniversary of the Closing Date, Buyer desires to sell all or any portion of the Property (it being understood that any such sale during the Restricted Period shall be subject to the provisions of Section 9.21(a) above), Buyer shall deliver a written notice to Seller, which notice shall set forth all of the material business terms of the proposed sale, including, without limitation, the purchase price, the allocation of closing costs and prorations, the amount of any deposit, the length of the due diligence period, the date on which closing is to occur, and the terms of any lease back arrangement proposed by Buyer (the “Offer Notice”). The right of first notice under this Section 9.21(b) shall be evidenced in the Deed. Buyer hereby agrees that Buyer shall not try to circumvent or evade Seller’s right of first notice pursuant to this Section 9.21 by entering into a Ground Lease for the Property in lieu of selling the Property. The provisions of this Section 9.21(b) and Seller’s right of first notice pursuant to the terms of this Section 9.21(b) shall survive the Closing for a period of ten (10) years, after which Seller’s right of first notice shall expire and terminate and be of no further force and effect. Further, upon the termination of Seller’s right of first notice and if requested by Buyer, Seller shall execute a release of such right of first notice in form suitable for recording in the Real Property Records of Clayton County, Georgia.

Section 9.22        Deadlines on Non-Business Days. In the event any deadline specified herein falls on a day which is not a regular business day (including, without limitation, any day where the banks in San Francisco, California or the offices of the Escrow Agent in San Francisco, California, are closed), then the deadline shall be extended to the end of the next following regular business day.

Section 9.23        Default. No party shall be deemed to be in default under this Agreement unless such party fails, for any reason other than the other party’s default hereunder or the failure of a condition precedent to such party’s obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on such party’s part required within the time limits and in the manner required in this Agreement unless and until such party has received written notice from the other party of such default and the party receiving such written notice has failed to cure such default within five (5) business days after the receipt of such notice if a monetary default or a failure to make a delivery of any of the documents described in Section 8.3, and within thirty (30) days after receipt of such notice if any other default, or if the default is non-monetary, and the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, such party shall not be deemed to be in default if it diligently commences to cure the default within such thirty (30) day period and thereafter diligently proceeds to rectify and cure the default as soon as possible.

Section 9.24        Seller’s Acquisition of the Property. Buyer hereby acknowledges and agrees that as of the Effective Date Seller does not own the Property, and that Seller’s obligation to close hereunder is conditioned upon Seller’s acquisition of the Property and that Seller shall not be in default hereunder if Seller fails to acquire all or any portion of the Property for any reason whatsoever.

The parties hereto have executed this Agreement as of the respective dates written below.

	SELLER:	HEADLANDS REALTY CORPORATION,
a Maryland corporation

		By:	/s/ Drew Smith
		Name:	Drew Smith
		Its:	Vice President

Date:	9/14/06

	BUYER:	FORWARD AIR, INC.,
a Tennessee corporation

		By:	/s/ Matthew J. Jewell
Date:	9/14/06	Name:	Matthew J. Jewell
		Its:	SVP & General Counsel

[Parties must also initial Section 1.2(b)(ii)]